EXHIBIT 99.1

CONTACT:	ICR, Inc.
Cody McAlester/Allison Malkin
203-682-8200

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
FISCAL 2025 RESULTS

~ Net Sales of $136.7 million ~

~ Operating Income of $3.3 million ~

~ EPS of $0.13 ~

~ Board Approves Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – May 30, 2024 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter fiscal 2025 results for the period ended April 30, 2024.

Fiscal 2025 First Quarter Highlights

•	Delivered net sales of $136.7 million vs. $144.9 million in the prior year period;
•	Generated gross margin of 55.3% as compared to 56.6% in the first quarter of fiscal 2024;
•	Generated operating income of $3.3 million as compared to $10.9 million in the prior year period;
•	Achieved diluted earnings per share of $0.13 as compared to $0.40 in the prior year period; and
•	Ended the quarter with cash and cash equivalents of $225.4 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased with our first quarter results, which are in line with our expectations and reflect the successful execution by our team in a retail environment that continues to be challenging. During the quarter, we drove positive momentum with powerful new product innovation led by the performance of our new Movado Bold Quest and strong double-digit growth at Movado.com, which accelerated with our spring television campaign. As planned, we will begin to ramp up our marketing investments during the second quarter to support our strategic growth opportunities, including an exciting new Movado campaign that will launch in the fall.”

Mr. Grinberg continued, “We remain committed to executing our growth strategy, with our strong financial position allowing us to invest in targeted areas. We expect our amplified marketing messaging to grow brand awareness and deliver a return to sales growth in the second half of the year.”

First Quarter Fiscal 2025 Results

•	Net sales decreased 5.7% to $136.7 million, or decreased 6.1% on a constant dollar basis, compared to $144.9 million in the first quarter of fiscal 2024. The decrease in net sales reflected declines in wholesale customers’ brick and mortar stores and Movado Company Stores. U.S. net sales decreased 6.2% as compared to the first quarter of last year. International net sales decreased 5.4% (a decrease of 6.1% on a constant dollar basis) as compared to the first quarter of last year.
•	Gross profit was $75.5 million, or 55.3% of net sales, compared to $82.0 million, or 56.6% of net sales in the first quarter of fiscal 2024. The decrease in gross margin percentage was primarily the result of unfavorable changes in channel and product mix, along with the decreased leverage of certain fixed costs as a result of lower sales.
•	Operating expenses were $72.2 million in the first quarter of fiscal 2025 compared to $71.1 million in the first quarter of fiscal 2024, reflecting higher payroll-related expenses. As a percent of sales, operating expenses increased to 52.8% of sales from 49.1% in the prior year period primarily due to lower sales.
•	Operating income was $3.3 million compared to $10.9 million in the first quarter of fiscal 2024.
•	The Company recorded a tax provision of $2.3 million, or a tax rate of 42.9%, in the first quarter of fiscal 2025, as compared to a tax provision of $2.5 million, or a tax rate of 21.5%, in the first quarter of fiscal 2024.
•	Net income for the first quarter of fiscal 2025 was $2.9 million, or $0.13 per diluted share, compared to net income of $9.1 million, or $0.40 per diluted share, in the first quarter of fiscal 2024.

Fiscal 2025 Outlook

The Company continues to expect fiscal 2025 net sales to be in a range of approximately $700 million to $710 million, gross profit of approximately 55% of net sales, and operating income in a range of approximately $32 million to $35 million. Assuming no changes to current tax regulations, the Company anticipates an effective tax rate of approximately 22% for the fiscal year and earnings in a range of approximately $1.20 to $1.30 per diluted share. This outlook does not contemplate further deterioration due to the impact of economic uncertainty and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on May 30, 2024, the Board of Directors approved the payment on June 26, 2024 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 12, 2024.

During the first quarter of fiscal 2025, the Company repurchased approximately 39,000 shares under its November 23, 2021 share repurchase program. As of April 30, 2024, the Company had $16.8 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, May 30, 2024 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available at 1:00 p.m. ET on May 30, 2024 until 11:59 p.m. ET on June 13, 2024 and can be accessed by dialing (844) 512-2921 and entering replay number 13746677.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,
	2024	2023

Net sales	$136,669	$144,905

Cost of sales	61,156	62,902

Gross profit	75,513	82,003

Total operating expenses	72,202	71,104

Operating income	3,311	10,899

Non-operating income/(expense):
Other income, net	2,172	1,025
Interest expense	(118)	(113)

Income before income taxes	5,365	11,811

Provision for income taxes	2,302	2,534

Net income	3,063	9,277

Less: Net income attributable to noncontrolling interests	172	149

Net income attributable to Movado Group, Inc.	$2,891	$9,128

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.13	$0.40

Weighted diluted average shares outstanding	22,673	22,672

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	April 30,		% Change

	2024	2023

Total net sales, as reported	$136,669	$144,905	-5.7%

Total net sales, constant dollar basis	$136,047	$144,905	-6.1%

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	January 31,	April 30,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$225,372	$262,059	$198,257
Trade receivables, net	101,722	104,472	94,037
Inventories	159,618	148,031	195,235
Other current assets	22,258	17,962	25,804
Income taxes receivable	8,336	11,354	12,057
Total current assets	517,306	543,878	525,390

Property, plant and equipment, net	19,037	19,436	19,075
Operating lease right-of-use assets	89,155	82,661	76,194
Deferred and non-current income taxes	43,280	43,016	45,049
Other intangibles, net	6,935	7,493	8,996
Other non-current assets	75,702	72,598	66,792
Total assets	$751,415	$769,082	$741,496

LIABILITIES AND EQUITY

Accounts payable	$32,999	$32,775	$24,443
Accrued liabilities	41,976	38,695	48,858
Accrued payroll and benefits	7,340	7,591	7,597
Current operating lease liabilities	18,192	15,696	17,558
Income taxes payable	6,459	18,318	17,557
Total current liabilities	106,966	113,075	116,013

Deferred and non-current income taxes payable	8,143	8,234	14,540
Non-current operating lease liabilities	79,749	76,396	66,743
Other non-current liabilities	52,877	52,420	49,287

Shareholders' equity	501,372	516,798	491,971

Noncontrolling interest	2,308	2,159	2,942
Total equity	503,680	518,957	494,913

Total liabilities and equity	$751,415	$769,082	$741,496

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 30,
	2024	2023
Cash flows from operating activities:
Net income	$3,063	$9,277
Depreciation and amortization	2,288	2,557
Other non-cash adjustments	1,239	1,917
Changes in working capital	(24,746)	(36,022)
Changes in non-current assets and liabilities	82	774
Net cash used in operating activities	(18,074)	(21,497)

Cash flows from investing activities:
Capital expenditures	(1,624)	(2,257)
Long-term investments	(3,123)	(600)
Trademarks and other intangibles	(49)	(26)
Net cash used in investing activities	(4,796)	(2,883)

Cash flows from financing activities:
Dividends paid	(7,773)	(29,901)
Stock repurchases	(1,086)	(381)
Stock awards and options exercised and other changes	(1,058)	—
Net cash used in financing activities	(9,917)	(30,282)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3,948)	1,349
Net change in cash, cash equivalents, and restricted cash	(36,735)	(53,313)
Cash, cash equivalents, and restricted cash at beginning of period	262,814	252,179

Cash, cash equivalents, and restricted cash at end of period	$226,079	$198,866

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$225,372	$198,257
Restricted cash included in other non-current assets	707	609
Cash, cash equivalents, and restricted cash	$226,079	$198,866